MIPS Technologies, Inc.
Performance-Based Bonus Plan for Executives
Effective July 1, 2005
adopted by the Board of Directors on September 19, 2005

1.	Purpose. The purpose of the MIPS Technologies, Inc. Performance-based Bonus Plan for Executives is to enhance employee retention, to incentivize selected employees to strengthen their focus on key corporate financial goals, and to align individual and group actions with the corporate financial performance objectives on behalf of the stockholders.

2.	Eligibility. The CEO and other executives or employees as recommended by the CEO and approved by the Compensation and Nominating Committee of the Board of Directors shall be eligible to participate in the plan. An eligible employee must be an employee in good standing at MIPS Technologies, Inc. at the completion of each plan period and at the time of payout. The Board of Directors shall retain in its sole discretion the authority to approve payments to the CEO. Upon the recommendation of the CEO, the Compensation and Nominating Committee shall in its sole discretion approve payments to other participating executives or employees.

3.	Plan Period. Each plan period shall be the MIPS Technologies, Inc. fiscal year.

4.	Financial Plan. The financial plan is the Statement of Operations approved annually by the Board of Directors for the upcoming fiscal year which includes revenue and operating income goals to be used for the purposes below. The calculations described below shall be based on the actual revenue and operating income derived on the same basis as the financial plan goals approved by the Board of Directors.

5.	Calculation of Payments. Individual payouts shall be calculated as follows:

a.	A specific percentage of base salary shall be established for the selected group as the target for “on plan” compensation. For the CEO, the target shall be 70%. For the senior executive staff, the target shall be 40%. Other groups may have other targets as determined by the CEO.

b.	Zero payment if either actual revenue or operating income is less than 90% of the approved financial plan.

c.	Payment of one times the target percentage if both actual revenue and operating income are exactly at financial plan numbers.

d.	Payment of a maximum of two times the target percentage if the actual revenue exceeds the financial plan by 20% or more, and the actual operating income exceeds the financial plan by 30% or more.

e.	When actual revenue and operating income fall between the categories above, payment of from zero to two times the target percentage shall be determined using a formula which provides for a multiplier based on both revenue and operating income achieved.

6.	Payments. Payments will be paid in cash, typically within two months after the completion of each plan period, unless the selected employee has exercised a right under a company established plan to defer such payment, in which case, payment in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, will be made in accordance with such deferral plan and applicable law. An employee has no right to any payment if such selected employee is not employed on the date of payment unless otherwise determined by the Compensation and Nominating Committee in its sole discretion.

7.	Amendment or Termination of Plan. The plan shall continue in effect until modified or eliminated by the Board of Directors. The Board of Directors may amend, modify or terminate the plan at any time without the consent of any person.